Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-108191, Form S-3 No. 333-110891 and Amendment No. 1 to Form S-3 No. 333-114604) of I-trax, Inc. of our report dated February 24, 2004, with respect to the consolidated financial statements of Meridian Healthcare Associates, Inc. and subsidiaries (d/b/a CHD Meridian Healthcare) and to the use of our report included in the Annual Report (Form 10-KSB/A) of I-trax, Inc. for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Nashville, Tennessee
May 28, 2004